Exhibit 99.1
[FHLBank Atlanta logo]

News Release
July 24, 2025

CONTACT: Sheryl Touchton
Federal Home Loan Bank of Atlanta
stouchton@fhlbatl.com
404.716.4296

Federal Home Loan Bank of Atlanta Announces Second Quarter 2025 Operating Highlights and Declares Dividend

ATLANTA, July 24, 2025 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2025. All numbers reported below for the second quarter of 2025 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about August 8, 2025.

Operating Results for the Second Quarter of 2025

•Net interest income for the second quarter of 2025 was $212 million, a decrease of $29 million, compared to net interest income of $241 million for the same period in 2024. The decrease in net interest income was primarily due to a decrease in interest rates, as well as a decrease in average advance balances during the second quarter of 2025, compared to the same period in 2024.

•Net income for the second quarter of 2025 was $141 million, a decrease of $36 million, compared to net income of $177 million for the same period in 2024. The decrease in net income was primarily due to the decrease in net interest income and a $10 million increase in voluntary housing and community investment contributions.

•During the second quarter of 2025, the Bank continued to meet members' liquidity demand and average advance balances were $103.1 billion, compared to average advance balances of $106.6 billion for the same period in 2024.

•The net yield on interest-earning assets for the second quarter of 2025 was 54 basis points, compared to 61 basis points for the same period in 2024. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). Average daily SOFR during the second quarter of 2025 was 4.32 percent compared to 5.32 percent for the same period in 2024.

•The Bank's second quarter 2025 performance resulted in an annualized return on average equity (ROE) of 6.43 percent as compared to 8.12 percent for the same period in 2024. The decrease in ROE was primarily due to the decrease in net income for the second quarter of 2025 compared to the same period in 2024.

Financial Condition Highlights

•Total assets were $146.4 billion as of June 30, 2025, a decrease of $719 million from December 31, 2024.

•Advances outstanding were $90.9 billion as of June 30, 2025, an increase of $5.0 billion from December 31, 2024.

•Total capital was $8.3 billion as of June 30, 2025, an increase of $324 million from December 31, 2024. Retained earnings were $2.9 billion as of June 30, 2025, an increase of $88 million from December 31, 2024.

•As of June 30, 2025, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

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Reliable Source of Liquidity

•During the first six months of 2025, the Bank originated a total of $168.2 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

Commitment to Affordable Housing and Community Development

•The Bank commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members as required by law, which amounted to $77 million for the 2024 statutory Affordable Housing Program (AHP) assessment available for funding in 2025. As of June 30, 2025, the Bank has accrued $32 million to its statutory AHP pool of funds that will be available to the Bank’s members and their communities in 2026 for funding of eligible projects.

•The Bank has committed to voluntarily contribute, at a minimum, an additional 50 percent of its prior year statutory AHP assessment to affordable housing. For 2025, the Bank authorized $41 million in voluntary housing contributions consisting of $9 million in voluntary non-statutory AHP contributions and $32 million in voluntary non-AHP contributions. These amounts are anticipated to be expensed during 2025.
•Since the inception of its AHP in 1990, the Bank has awarded more than $1.2 billion in AHP funds, assisting more than 177,000 households.

Dividends

•On July 24, 2025, the board of directors of the Bank approved a quarterly cash dividend at an annualized rate of 6.60 percent.

• “Our cooperative model enables FHLBank Atlanta to fulfill our mission of providing reliable liquidity in any economic climate and it fuels our grants for affordable housing and community development,” said FHLBank Atlanta Chair of the Board, Thornwell Dunlap. We appreciate our members’ engagement and are pleased to deliver a strong dividend for the second quarter.”

•The dividend payout will be calculated based on members’ capital stock held during the second quarter of 2025 and will be credited to members’ daily investment accounts at the close of business on July 29, 2025.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of June 30, 2025	As of December 31, 2024
Advances	$90,867	$85,829
Investments	54,283	60,084
Mortgage loans held for portfolio, net	84	89
Total assets	146,372	147,091
Total consolidated obligations, net	134,406	135,851
Total capital stock	5,397	5,148
Retained earnings	2,873	2,785
Accumulated other comprehensive loss	(13)	—
Total capital	8,257	7,933
Capital-to-assets ratio (GAAP)	5.64%	5.39%
Capital-to-assets ratio (Regulatory)	5.65%	5.39%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Results and Performance Ratios	2025	2024	2025	2024
Net interest income	$212	$241	$419	$495
Standby letters of credit fees	5	4	9	8
Other income	—	1	1	3
Total noninterest expense (1)	60	50	113	94
Affordable Housing Program assessment	16	19	32	41
Net income	141	177	284	371
Return on average assets	0.36%	0.44%	0.37%	0.47%
Return on average equity	6.43%	8.12%	6.62%	8.67%
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(1) Total noninterest expense includes voluntary housing and community investment contributions of $20 million and $31 million for the second quarter and first six months of 2025, compared to $10 million and $15 million for the same periods in 2024, respectively.

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Second Quarter 2025 Form 10-Q expected to be filed with the SEC on or about August 8, 2025, and can be obtained at https://corp.fhlbatl.com/who-we-are/investor-relations/ and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System).

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; changes to economic, liquidity and market conditions; changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, climate, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; changes to the Bank's voluntary housing program and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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